Exhibit 99.1

URBAN OUTFITTERS, INC.

Holiday Sales Results

Philadelphia, PA – January 11, 2022

For Immediate Release	Contact:	Oona McCullough
Executive Director of Investor Relations
(215) 454-4806

URBN Reports Record Holiday Sales

PHILADELPHIA, PA, January 11, 2022 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of the Anthropologie, BHLDN, Free People, FP Movement, Terrain, Urban Outfitters, Nuuly and Menus & Venues brands, today announced net sales for the two and eleven months ended December 31, 2021.

Due to the material impact of COVID-19 on our business operations in fiscal 2021, including mandated store closures, this release includes a comparison of fiscal 2022 results to fiscal 2020. Management views the comparison of fiscal 2022 results to fiscal 2020 as the more meaningful measurement of the Company’s business performance.

Total Company net sales for the two months ended December 31, 2021, increased 14.6% compared to the two months ended December 31, 2019. Comparable Retail segment net sales increased 14%, driven by strong double-digit growth in digital channel sales, partially offset by high single-digit negative retail store sales primarily due to reduced store traffic. By brand, comparable Retail segment net sales increased 47% at the Free People Group, 15% at the Anthropologie Group and 3% at Urban Outfitters. Total Retail segment net sales increased 15%. Wholesale segment net sales decreased 18% primarily from reducing the Free People Group’s sales to promotional wholesale customers. URBN now believes that the total Company fourth quarter gross margin could deleverage due to higher than anticipated inbound transportation costs.

For the eleven months ended December 31, 2021, total Company net sales increased 14.4% compared to the eleven months ended December 31, 2019. Comparable Retail segment net sales increased 16%, driven by strong double-digit growth in digital channel sales, partially offset by low double-digit negative retail store sales due to reduced store traffic. Wholesale segment net sales decreased 22% primarily from reducing the Free People Group’s sales to promotional wholesale customers.

During the eleven months ended December 31, 2021, the Company opened a total of 56 new retail locations including: 29 Free People Group stores (including 18 FP Movement stores), 17 Urban Outfitters stores, 9 Anthropologie Group stores and 1 Menus & Venues restaurant; and closed 10 retail locations including: 4 Anthropologie Group stores, 2 Free People Group stores, 2 Urban Outfitters stores and 2 Menus & Venues restaurants. During the eleven months ended December 31, 2021, 1 Urban Outfitters franchisee-owned store and 1 Anthropologie Group franchisee-owned store were opened.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 262 Urban Outfitters stores in the United States, Canada and Europe and websites; 242 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 176 Free People stores in the United States, Canada and Europe, catalogs and websites, 10 Menus & Venues restaurants, 2 Urban Outfitters franchisee-owned stores and 1 Anthropologie Group franchisee-owned store, as of December 31, 2021. Free People, FP Movement and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the impacts of public health crises such as the coronavirus (COVID-19) pandemic, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions (including as a result of climate change) or public health crises, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, response to new concepts, our ability to integrate acquisitions, risks associated with digital sales, our ability to maintain and expand our digital sales channels, any material disruptions or security breaches with respect to our technology systems, the departure of one or more key senior executives, import risks (including any shortage of transportation capacities or delays at ports), changes to U.S. and foreign trade policies (including the enactment of tariffs, border adjustment taxes or increases in duties or quotas), the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, failure of our manufacturers and third-party vendors to comply with our social compliance program, risks related to environmental, social and governance activities, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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